EXHIBIT 99.1

Contacts:
At	Investor Relations:

Cambridge Heart:	Allen & Caron
Roderick de Greef	Matt H. Clawson
Chairman	(949) 474-4300
(978) 654-7649	matt@allencaron.com
roderickd@cambridgeheart.com

CAMBRIDGE HEART PROVIDES UPDATE

Announces Preliminary Fourth Quarter Revenue and Restructuring

Tewksbury, Mass., January 8, 2013—Cambridge Heart, Inc. (OTCBB: CAMH), a developer of non-invasive diagnostic tests for cardiac disease, announced today that preliminary revenue for the quarter and year ended December 31, 2012 was approximately $305,600, and $1,740,300, respectively.  Cash and cash equivalents were an estimated $38,000.

As previously announced, the Company has been engaged in a process of exploring strategic alternatives, which to date has not yet resulted in a definitive transaction.  In light of the Company’s limited cash resources, the Board and management have restructured operations and personnel levels, with the expectation of being able to achieve cash flow breakeven on the current level of revenue, while maintaining the ability to manufacture and ship product, and provide ongoing customer support.

In order to reduce operating expenses, Messrs. Ali Haghighi-Mood, the Company’s President and Chief Executive Officer, Vincenzo LiCausi, the Company’s Chief Financial Officer, and Roderick de Greef the Company’s Chairman of the Board, have stepped down as employees and officers of the Company.  Mr. de Greef will remain Chairman of the Board of Directors and serve as the interim President and Treasurer, and Dr. Haghighi-Mood will remain a director of the Company in order to assist the Company in pursuing its ongoing initiatives.  In addition to continuing to explore strategic and financing alternatives, the Company intends to focus on its clinical strategies in an effort to increase and expand adoption and utilization of its MTWA technology.

Questions can be directed to Mr. de Greef at the contact numbers provided.

About Cambridge Heart, Inc.

Cambridge Heart develops and commercializes non-invasive diagnostic tests for cardiac disease, with a focus on identifying those at risk for sudden cardiac arrest (SCA). The Company's products incorporate proprietary Microvolt T-Wave Alternans™ (MTWA) measurement technologies, including the patented Analytic Spectral Method® and ultrasensitive disposable electrode sensors. The Company's MTWA test, originally based on research conducted at the Massachusetts Institute of Technology, is reimbursed by Medicare under its National Coverage Policy.

Cambridge Heart, founded in 1990, is based in Tewksbury, MA. It is traded on the Over-The-Counter Bulletin Board (OTCBB) under the symbol CAMH.OB. For additional information, please refer to the Company's website at: http://www.cambridgeheart.com.

Statements contained in this press release that are not purely historical are forward-looking statements. In some cases, we use words such as "believes", "expects", "anticipates", "plans", "estimates", "could", and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties.  Forward-looking statements include statements about the anticipated reduction in operating expenses, projected revenues, the Company's belief that it will be able to support its existing customer base with a reduced staff, the Company’s expectation that it can achieve break even cash flows and the Company’s expectations with regard to its clinical strategies. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to obtain funding necessary to fund operations and to develop or enhance our technology, adverse results in future clinical studies of our technology, material deviations from our current operating plan, lower than expected sales, failure to obtain or maintain adequate levels of government and third-party reimbursement for use of our MTWA test, customer delays in making final buying decisions, decreased demand for our products, failure to obtain or maintain patent protection for our technology, overall economic and market condition  and other factors identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.sec.gov.  In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.